Exhibit 99.1

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         NORTH BAY BANCORP
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For Immediate Release

Contact:
Terry L. Robinson
President & CEO
North Bay Bancorp
trobinson@northbaybancorp.com
707-252-5024

                                  NEWS RELEASE

   NORTH BAY BANCORP ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS EARNINGS
                                  INCREASE 15%

Napa, CA - July 28, 2003 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced financial results for the three months and six months ended June 30, 2003.

Net income for the three months ended June 30, 2003 was $1,012,000, or $.44 per share (diluted), as compared with net income of $877,000, or $.39 per share (diluted), for the second quarter of 2002, representing a 15% increase. Net income for the six months ended June 30, 2003 was $1,907,000, or $.82 per share (diluted), compared with net income of $1,655,000. or $.74 per share (diluted), for the first six months of 2002, also representing a 15% increase. Total assets were $435,444,000 as of June 30, 2003, equating to growth of 20% over the preceding twelve months. Total assets grew by approximately $16 million from March 31, 2003.

"North Bay Bancorp continues on track with its business plan despite the challenges presented by our unprecedented interest rate environment," stated Terry Robinson, President & CEO. "We remain optimistic regarding the earnings prospects for the remainder of the year given our current strong loan volume."

FINANCIAL HIGHLIGHTS

Earnings

Net interest income for the second quarter of 2003 increased $343,000, or 8%, compared with the second quarter of 2002. Year-to-date net interest income increased $853,000, or 10%. The net interest margin has decreased to 4.91% during the first half of 2003 from an average of 5.31% for the year 2002. The major factor contributing to the declining margin was lower yields on investments and loans; rates paid on deposits did not reflect a corresponding decline.

Noninterest income for the second quarter of 2003 increased $83,000, or 13%, compared with the second quarter of 2002. Year-to-date noninterest income increased $159,000, or 12%, compared with the first half of 2002. Most noninterest income was derived from service charges on deposit accounts. Service charge income increased proportionately less than the growth in deposits, as deposit growth was attributed primarily to an increase in the average balance of deposit accounts during the previous twelve months rather than an increase in the number of new accounts. Also, a restructuring of the checking account product line during the first quarter

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

of 2003 resulted in a higher portion of checking accounts which do not generate service charges.

Gains on securities transactions were $331,000 during the second quarter of 2003 compared with no securities gains during the second quarter of 2002. Year-to-date securities gains were $430,000 compared to $66,000 for the first half of 2002. The securities gains recognized during the 2003 second quarter resulted primarily from the sale of securities within a year of maturity to provide funding for loans in process.

Noninterest expense for the second quarter of 2003 increased $856,00, or 25%, compared with the second quarter of 2002. Year-to-date noninterest expense for 2003 increased $1,504,000, or 22%, from 2002. The disproportionate increase during the second quarter was primarily due to legal fees incurred in connection with litigation with our former host system provider; the case was settled in June, 2003. The year-to-date increase was due primarily to a combination of the litigation-related legal fees, a 17% increase in salaries and employee benefits resulting from increased staffing and a 27% increase in occupancy expense resulting from the addition of a bank branch office and new administrative offices both of which were occupied in March, 2003.

Balance Sheet

Total assets were $435.4 million as of June 30, 2003, a 20% increase from June 30, 2002. Deposits grew $67 million, or 21% while loans, net of the allowance for loan losses, grew $49.5 million, or 24%, during the twelve months ended June 30, 2003.

Liquidity levels significantly exceeded policy requirements throughout the year. As of June 30, 2003 liquid assets represented 31% of total assets.

Asset quality remains excellent. As of June 30, 2003, the allowance for loan losses was $3.4 million, or 1.3% of loans outstanding. No loan loss provision was accrued for The Vintage Bank during the first half of 2003 based upon our revised loan loss reserve analysis; $90,000 was expensed for the provision at Solano Bank. Net charge-offs were a nominal $7,000 for the first half of 2003. There were no nonperforming loans as of June 30, 2003.

OUTLOOK

Regarding the outlook for 2003, Robinson stated, "We are optimistic that a strong second half will enable us to meet our net income projections for 2003. Elements of noninterest expense, particularly legal and professional fees, should decline significantly the remainder of the year. We are currently adding quality loans to our balance sheet at a rate outpacing deposit growth, which is the best antidote for our current difficult rate environment."

ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. Each bank has a separate board of directors composed of local business and community leaders.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The bank's main office and two branch offices are located in the City of Napa with additional branch offices in St. Helena and on Airport Road in the Southern area of Napa County.

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Solano Bank,  which opened in July,  2000,  operates four offices along the I-80 corridor of Solano County. The bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia. This region, projected to be the fastest growing county in Northern California through year 2020, is
attracting   growth   with  a  quality   lifestyle,   affordable   housing   and
business-friendly cities. Solano Bank will be relocating its Fairfield Office to a more modern and visible facility during third quarter of 2003.

North Bay Bancorp stock trades on the Nasdaq National Market under the symbol NBAN.
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This news  release  contains  forward-looking  statements  with  respect  to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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

                                          North Bay Bancorp
                                          Income Statements
                                             (Unaudited)

                                             Three Months Ended           Six Months Ended
                                                  June 30,                    June 30,
                                             2003          2002          2003          2002
                                         -----------   -----------   -----------   -----------
INTEREST INCOME:
   Loans (including fees)                $ 4,571,000   $ 4,096,000   $ 8,927,000   $ 7,897,000
   Federal funds sold                         56,000        98,000       119,000       156,000
   Investment securities taxable             735,000       790,000     1,517,000     1,655,000
   Investment securities tax exempt          132,000       189,000       292,000       338,000
                                         -----------   -----------   -----------   -----------
          Total Interest income            5,494,000     5,173,000    10,855,000    10,046,000

INTEREST EXPENSE:
   Deposits                                  670,000       817,000     1,357,000     1,652,000
   Short term borrowings                       8,000             0         8,000             0
   Long term borrowings                      141,000        24,000       282,000        39,000
                                         -----------   -----------   -----------   -----------
          Total Interest Expense             819,000       841,000     1,647,000     1,691,000

          Net interest income              4,675,000     4,332,000     9,208,000     8,355,000

PROVISION FOR LOAN LOSSES                     45,000       144,000        90,000       288,000

          Net interest income after
             provision for loan losses     4,630,000     4,188,000     9,118,000     8,067,000

NONINTEREST INCOME:                          728,000       645,000     1,437,000     1,278,000

Gains on securities transactions, net        331,000             0       430,000        66,000

NONINTEREST EXPENSE:
   Salaries and employee benefits          2,252,000     1,976,000     4,558,000     3,880,000
   Occupancy                                 318,000       218,000       575,000       452,000
   Equipment                                 295,000       466,000       745,000       942,000
   Other                                   1,446,000       795,000     2,448,000     1,548,000
                                         -----------   -----------   -----------   -----------
          Total nonInterest expense        4,311,000     3,455,000     8,326,000     6,822,000

           Income before provision for
             income taxes                  1,378,000     1,378,000     2,659,000     2,589,000

PROVISION FOR INCOME TAXES                   366,000       501,000       752,000       934,000

NET INCOME                               $ 1,012,000   $   877,000   $ 1,907,000   $ 1,655,000
                                         ===========   ===========   ===========   ===========

BASIC EARNINGS PER SHARE:                $      0.45   $      0.40   $      0.85   $      0.76
                                         ===========   ===========   ===========   ===========
DILUTED EARNINGS PER SHARE:              $      0.44   $      0.39   $      0.82   $      0.74
                                         ===========   ===========   ===========   ===========
DIVIDENDS PAID PER SHARE:                $      0.00   $      0.00   $      0.20   $      0.20
                                         ===========   ===========   ===========   ===========

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

                                North Bay Bancorp
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                    June 30,       June 30,     December 31,
                                                                      2003           2002           2002
                                                                  ------------   ------------   ------------
ASSETS

CASH AND DUE FROM BANKS                                           $ 27,559,000   $ 14,135,000   $ 23,785,000
FEDERAL FUNDS SOLD                                                  20,670,000     26,648,000     28,525,000
TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS                        100,000        100,000        100,000
                                                                  ------------   ------------   ------------
    Total cash and cash equivalents                                 48,329,000     40,883,000     52,410,000

INVESTMENT SECURITIES:
     Held-to-maturity                                                1,250,000      1,293,000      1,272,000
     Available-for-sale                                             85,839,000     88,713,000    104,473,000
     Equity securities                                               1,398,000      1,267,000      1,349,000
                                                                  ------------   ------------   ------------
TOTAL INVESTMENT SECURITIES                                         88,487,000     91,273,000    107,094,000

LOANS, net of allowance for loan losses of $3,373,000 in June
2003,
    $3,005,000 in June 2002 and $3,290,000 in December 2002        256,440,000    206,899,000    234,337,000
LOANS HELD-FOR-SALE                                                 19,538,000              0              0
BANK PREMISES AND EQUIPMENT, net                                    11,166,000     10,647,000     10,800,000
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS                        11,484,000     12,989,000     11,817,000
                                                                  ------------   ------------   ------------

          Total assets                                            $435,444,000   $362,691,000   $416,458,000
                                                                  ============   ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
       Non-interest bearing                                       $102,107,000   $ 86,419,000   $104,142,000
       Interest bearing                                            282,332,000    231,153,000    263,661,000
                                                                  ------------   ------------   ------------
         Total deposits                                            384,439,000    317,572,000    367,803,000


ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES                       3,300,000      2,724,000      3,312,000
                                                                  ------------   ------------   ------------

         Total liabilities                                         387,739,000    320,296,000    371,115,000

Floating rate subordinated
    debenture (trust preferred securities)                          10,000,000     10,000,000     10,000,000

SHAREHOLDERS' EQUITY:
Preferred stock no par value - Authorized, 500,000 shares;
   Issued and outstanding - None
Common stock - no par value - Authorized 10,000,000 shares;
   Issued and outstanding - 2,282,521  shares in June 2003,
   2,098,313 shares in June 2002 and 2,130,288 in December 2002     29,145,000     24,833,000     25,387,000
Retained earnings                                                    7,160,000      6,560,000      8,612,000
Accumulated other comprehensive income                               1,400,000      1,002,000      1,344,000
                                                                  ------------   ------------   ------------
       Total shareholders' equity                                   37,705,000     32,395,000     35,343,000

          Total liabilities and shareholders' equity              $435,444,000   $362,691,000   $416,458,000
                                                                  ============   ============   ============

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